Exhibit 99.1

America Greener Technologies and Soft Wave to Form Joint Venture to Offer Chemical Free Water Treatment Solutions to Power Industry

Mesa, Arizona—July 30th, 2014—America Greener Technologies, Inc. (AGT) (OTCQB: AGRN), an environmental technologies company, is pleased to announce that it has agreed to form a strategic joint venture with Soft Wave Innovations Inc., an Arizona based company, to offer Soft Wave Innovations' proprietary environmental technology solutions (SWI) to the power industry. AGT and Soft Wave will each own 50% of the joint venture.

AGT expects to install its first SWI water treatment system at a power plant within the next month, following which AGT will launch a major marketing campaign for the Soft Wave system to the power industry in the southwest region. Further, the joint venture will enable AGT and Soft Wave to apply the technology to other industrial applications beyond power plants, including mines, chillers and other related systems.

"Soft Wave's technology provides a chemical free solution to serious power industry challenges, including offering substantial reductions in water usage by power plants, which are typically large water consumers, especially in the southwest," said Michael Boyko, President & CEO, AGT, who added, "AGT is enthusiastic and confident about the growth potential of this remarkable technology."

About Soft Wave Technology

After years of research and development, Soft Wave has developed a patented technology which enables power plants to run their cooling towers chemical free while meeting cooling tower operational and environmental requirements to control scale and minerals as well as harmful bacteria, and simultaneously delivering substantial reductions in water consumption. Soft Wave's patented technology treats the water and eliminates the need to use chemicals to control scaling and biofilm; improves water clarity; and, reduces the chemical residue of pollution related phosphates and nitrates in the water. The technology boasts economic and conservation benefits by consistently delivering water savings of up to 24% across various applications.

About AGT

AGT is a Mesa, Arizona based environmental technologies company, offering proprietary process improvement solutions for the power, petrochemical and heavy industrial marketplace. AGT holds an exclusive long term (30 year) license in North America on Polarchem Cleaning System, which has proven to be safe and effective in improving operating efficiencies at power and petrochemical plants worldwide for the past 45 years, as well as providing substantial pollution control benefits to those industries.

Safe Harbor

This press release contains forward-looking statements that relate to AGT's plans, objectives and estimates within the meaning of the federal securities laws, including statements concerning financial projections, financing activities, product development activities and sales and licensing activities. Such forward-looking statements are not guarantees of future results or performance, are sometimes identified by words of condition such as "should," "could," "expects," "may," "plans," or "intends," and are subject to a number of risks and uncertainties, known and unknown, that could cause actual results to differ materially from those intended or anticipated. Such risks include, without limitation: problems securing the necessary financing to continue operations, problems encountered in commercializing AGT's technology, difficulties experienced in product development, roadblocks experienced in sales and marketing activities and longer than expected project development processes. To the extent permitted by applicable law, AGT makes no commitment to update any forward-looking statement or to disclose any facts, events, or circumstances after the date of this release that may affect the accuracy of any forward-looking statement.

For Further Information:

Philippe Niemetz, PAN Consultants Ltd. (212) 344-6464